Exhibit 10.1

August 8, 2006

Kenneth Gilman

President and Chief Executive Officer

Asbury Automotive Group, Inc.

622 Third Avenue, 37th Floor

New York, NY 10017

Dear Ken:

The purpose of this letter is to describe the manner in which you may elect to exercise the options (the “Options”) held by you to acquire 737,500 shares of common stock, par value $0.01 per share, of Asbury Automotive Group, Inc. (the “Company”) pursuant to the terms of an Equity Option Grant dated as of December 3, 2001 (the “Grant”), delivered by the Company to you.

The Board of Directors of the Company has unanimously resolved to provide that notwithstanding any language in the Company’s 1999 Option Plan (the “Plan”) or the Grant to the contrary, you may elect in connection with delivering notice of exercise to the Company in accordance with the terms of the Grant (in lieu of exercising the Options through direct payment of the exercise price thereof) to receive from the Company an amount determined by multiplying (a) the difference obtained by subtracting the exercise price per share of the Options from the Fair Market Value (as defined in, and as determined pursuant to, the Plan) of a share of Common Stock on the date of exercise of the Options by (b) the number of shares of Common Stock with respect to which the Options will be exercised, subject to payment of withholding taxes pursuant to the terms of the Grant and the Plan.  Payment of the amount determined as set forth above shall be made in shares of Common Stock (based on the Fair Market Value of such shares on the date of exercise of the Options).

Other than as set forth above, nothing herein is intended to modify or change any provision of the Grant or the Plan, each of which shall remain in full force and effect.

Please acknowledge your receipt of this letter by signing below.

Very truly yours,

/s/ Michael J. Durham
Michael J. Durham

Nonexecutive Chair

Acknowledged and agreed to on this 8th day of August, 2006 by:

/s/ Kenneth B. Gilman
Kenneth B. Gilman